BARCLAYS CAPITAL INC.

745 Seventh Avenue

New York, New York 10019

CREDIT SUISSE SECURITIES (USA) LLC

11 Madison Avenue

New York, New York 10010

Securities and Exchange Commission

Division of Corporate Finance

100 F. Street, N.E.

Washington, D.C. 20549

October 22, 2021

Attention:	David Irving

Sharon Blume

John Stickel

Susan Block

Re: Registration Statement on Form S-1 (File No. 333-259986)

filed on behalf of Anthemis Digital Acquisitions I Corp

Withdrawal of Acceleration Request

Ladies and Gentlemen:

Reference is made to our letter, filed as correspondence via EDGAR on October 19, 2021, in which we requested the acceleration of the effective date of the above-referenced Registration Statement for Thursday, October 21, 2021, at 4:00 p.m. (Eastern time). We are no longer requesting that such Registration Statement be declared effective at such time and date and we hereby formally withdraw our request for acceleration at the aforementioned effective date.

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[Signature Page Follows]

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale

Name: Victoria Hale
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ryan Kelley

Name: Ryan Kelley
Title: Director